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                                                                      Exhibit 23
Independent Auditors' Consent


Consent of Independent Auditors


The Board of Directors
Alliance Bancorp of New England, Inc.:


We consent to incorporation by reference in the Registration Statements (No. 333-39645 and No. 333-89869), on Form S-8 of Alliance Bancorp of New England, Inc. of our report dated January 25, 2000, relating to the consolidated balance sheets of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated income statements, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 1999, which report is included herein.


/s/ KPMG LLP



Hartford, Connecticut
March 28, 2000